Exhibit 10.8

Execution Version

AMENDED AND RESTATED

AERSALE HOLDINGS, INC.

STOCK APPRECIATION RIGHTS PLAN

1.            Purpose.

1.1              Purpose. The purpose of the Amended and Restated AerSale Holdings, Inc. Stock Appreciation Rights Plan (“Plan”) is to amended and restate, in its entirety, the AerSale Holdings, Inc. Stock Appreciation Rights Plan, dated as of April 17, 2017 and to provide deferred compensation to certain key employees of AerSale, Inc., a Florida corporation and subsidiary of AerSale Holdings, Inc., a Delaware corporation (“Corporation”). Such deferred compensation will be based upon the award of Stock Appreciation Rights, the value of which shall be determined based on the appreciation in the economic value of the Capital Stock of the Corporation after the date of the award of such Stock Appreciation Rights.

1.2              Section 409A. The issuance of Stock Appreciation Rights pursuant to the Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder (“Section 409A”). The Plan shall be administered and interpreted in a manner consistent with the foregoing intent. If the Corporation determines that the Plan is subject to Section 409A and that it has failed to comply with the requirements of Section 409A, the Company may, in its sole discretion and without the Participant’s consent, amend the Plan to cause it to comply with or be exempt from Section 409A.

2.            Definitions. For purposes of the Plan, the following terms are defined below:

2.1              “Award Agreement” means a written agreement setting forth the award of Stock Appreciation Rights and the terms and conditions applicable thereto.

2.2              “Board” means the Board of Directors of the Corporation.

2.3              “Capital Stock” means, all of the issued and outstanding shares of Common Stock, plus all of the issued and outstanding shares of Preferred Stock, as such stock may be classified, reclassified, converted or exchanged by reorganization, merger or otherwise.

2.4              “Change in Control” means either of the following events:

(A)             During any 12-month period, any person or group that is not affiliated with the Corporation, acquires 80 percent or more of the total gross fair market value of the Corporation’s assets; or

(B)              Any person or group that is not affiliated with the Corporation, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total voting power of the stock of the Corporation.

2.5              “Common Stock” means the common stock of the Corporation, par value $0.01.

2.6              “Corporation” means AerSale Holdings, Inc., a corporation organized under the laws of the State of Delaware.

2.7              “Disability” means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and is certified in writing to the Corporation by the disabled Participant’s attending physician.

2.8              “Fair Market Value” means the value of a share of Capital Stock of the Corporation as determined by the Board in accordance with this Section 2.8. The Board shall base its determination of such Fair Market Value upon the then most recent prior audited consolidated financial statements of the Corporation (including any variable interest entity). Fair Market Value shall be determined without regard to any expense or liability associated with the outstanding Stock Appreciation Rights under this Plan. In determining the value of a share of Capital Stock, Fair Market Value of the Corporation shall be divided by the sum of: (a) the total number of shares of Capital Stock outstanding; plus (b) the total number of Stock Appreciation Rights as of the date of such determination. The Board’s determination of Fair Market Value of the Capital Stock shall be binding on all parties, and no party shall have the right to appeal this determination.

2.9              “Grant Date” means the effective date of an award of Stock Appreciation Rights under this Plan, which shall be set forth in the Award Agreement.

2.10          “Grant Date Value” means, with respect to any Stock Appreciation Right, the Fair Market Value of a share of Capital Stock on the Grant Date, as determined by the Board, as set forth in the Award Agreement pursuant to which such Stock Appreciation Right was granted.

2.11          “Participant” means any employee of the Corporation, as designated by the Board, to participate in this Plan and who holds Stock Appreciations Rights that are outstanding under this Plan.

2.12          “Payment Event” means a Change in Control.

2.13          “Preferred Stock” means the 8.65% Senior Cumulative Preferred Stock of the Corporation, par value $0.01.

2.14          “SAR Fair Market Value” means (a) Total Consideration divided by (b) the sum of (i) the total number of issued and outstanding shares of Capital Stock as of the date of determination and (ii) the total number of Stock Appreciation Rights outstanding as of the date of determination.

2.15          “SAR Value” has the meaning set forth in Section 7.1.

2.16          “Separation of Service” means the Participant’s termination of employment with the Corporation, whether on account of death, Disability or otherwise, whether voluntary or involuntary, for any reason or no reason. The Corporation will determine whether a Participant has incurred a Separation of Service based on the facts and circumstances.

(A)             A Participant incurs a Separation of Service if the parties reasonably anticipate, based on the facts and circumstances, the Participant will not perform any additional services after a certain date or that the level of bona fide services (whether performed as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or, if less, the period the employee has rendered service to the Corporation).

(B)              A Participant does not incur a Separation of Service if the Participant is on military leave, sick leave, or other bona fide leave of absence if such leave does not exceed a period of 6 months, or if longer, the period for which a statute or contract provides the Participant with the right to reemployment with the Corporation. If a Participant’s leave exceeds 6 months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation of Service on the next day following the expiration of 6 months, (29 months where a leave of absence is due to a condition that constitutes a Disability unless the Corporation or the Participant terminate the leave sooner).

2.17          “Stock Appreciation Right” means an award under this Plan, the future value of which is determined based upon the appreciation in the value of the Capital Stock of the Corporation from the Grant Date to the first Payment Event.

2.18          “Total Consideration” means the total value (as determined by the Board in its sole discretion) of the consideration paid and/or delivered, as applicable, to the holders of Capital Stock upon (or substantially contemporaneously with) the consummation of a Change in Control transaction.

3.           Administration, Claim and Review Procedure. The Board will administer the Plan. In its sole discretion, the Board may delegate its duties and rights under the Plan to a committee or individual and, in such event, references to the Board herein will also be deemed to include such committee or individual.

3.1              Authority and Discretion of the Board. Subject to the provisions of the Plan, the Board will have exclusive power to select those employees to be granted Stock Appreciation Rights, to determine the number of Stock Appreciation Rights to be granted to each Participant, and to set all other terms and conditions of such rights consistent with the terms of this Plan. The Board will have authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions subject to which any grants of Stock Appreciation Rights may be made, and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Determinations by the Board with respect to all matters relating to the Plan will be final and binding on all parties.

3.2              Reliance on Advice. The Board may employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Board, the Corporation, and the officers and managers of the Corporation shall be entitled to rely upon the advice, opinions, or valuations of any such person.

3.3              Indemnification. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, the Award Agreements, or the Stock Appreciation Rights, and all members of the Board shall be fully protected and indemnified by the Corporation with respect to any such action, determination, or interpretation.

3.4              Claims. Any decision by the Corporation denying a claim by a Participant for benefits under this Plan shall be stated in writing and delivered or mailed to the Participant within 60 days of receipt of such claim. Such decision shall set forth the specific reasons for the denial, the provisions of this Plan on which the denial is based, and shall inform the Participant of the right to appeal the denial, to review information and documents relevant to the claim and the denial, and to submit additional information and documents in connection with the claim.

3.5              Review. The Participant may request, in writing to the Board, a full and fair review of any decision denying such claim within 60 days of receipt of a denial. The Board may hold a hearing on the denied claim. The Board shall make its decision promptly, which shall ordinarily be not later than 60 days after receipt of the request for review. The decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. In the event the initial denial or the decision on review is not furnished to the Participant within the time required, the claim (or the denial upon review) shall be deemed denied.

4.            Awards of Stock Appreciation Rights.

4.1              Awards. Stock Appreciation Rights may be granted to Participants as the Board may determine from time to time. Each Stock Appreciation Right will be given a Grant Date Value, as determined by the Board. Each award of Stock Appreciation Rights under the Plan to a Participant, the number and Grant Date Value of such Stock Appreciation Rights, and any other terms and conditions on such Stock Appreciation Rights will be set forth in the Award Agreement, which shall be communicated to the Participant within thirty (30) days after the Grant Date.

4.2              Stock Appreciation Rights Available. The maximum number of Stock Appreciation Rights that may be awarded under the Plan will not exceed five percent (5%) of the Corporation’s total Capital Stock (subject to adjustment as determined by the Board in accordance with Section 4.3). If any Stock Appreciation Rights awarded under the Plan are forfeited or canceled, such Stock Appreciation Rights may again be awarded under the Plan.

4.3              Adjustments. The Board shall make or provide for such adjustments to Stock Appreciation Rights, Grant Date Value or other criteria as it deems appropriate in its sole discretion in the event of changes to the number of the Corporation’s Capital Stock, by a division or consolidation of such Capital Stock, or by reason of a recapitalization, merger, purchase of assets (to the extent the purchase price is funded with additional capital), consolidation, exchange, reorganization and the like. Notwithstanding anything in this Plan to the contrary, no Stock Appreciation Rights will be adjusted due to the issuance of additional Capital Stock for substantial value to any person or entity.

5.            Vesting of Stock Appreciation Rights; Forfeiture.

5.1              Vesting. The Stock Appreciation Rights awarded to a Participant will become fully vested upon a Change in Control.

5.2              Forfeiture of Stock Appreciation Rights due to a Separation of Service. All Stock Appreciation Rights will terminate and be forfeited if the Participant incurs a Separation of Service.

5.3              Clawback of Stock Appreciation Rights Payments. If the Participant breaches any noncompetition, confidentiality, nonsolicitation, noninterference, or nondisclosure agreement, or other agreement that may apply to the Participant, then, unless the Award Agreement or such other agreement otherwise provides, all unvested Stock Appreciation Rights held by the Participant will terminate and be forfeited and the Participant will be required to immediately repay all Stock Appreciation Rights payments previously made to such Participant.

Such clawback shall be in addition to any other right the Corporation may have with respect to any such violation or breach. The Corporation may undertake any legal action to collect and recover the amount of any such required repayment.

6.            Payment of Stock Appreciation Rights upon a Payment Event.

6.1              Payment of Stock Appreciation Rights upon a Payment Event. Immediately following the occurrence of a Payment Event, and subject to the limitations in Section 5.3, the Corporation shall pay or deliver (or shall cause to be paid or delivered), as applicable, within the ten (10) day period following such Payment Event to the Participant (or in the event of his or her death, to his or her designated beneficiary in accordance with Section 6.5) the amounts and/or property as set forth in, and determined in accordance with, Section 7.1.

6.2              In the event that, at the time of the Payment Event, the SAR Value as determined under Section 7 is not a positive number, then such Stock Appreciation Rights held by the Participant shall be cancelled without any payment therefor, and thereafter, the Participant shall have no further rights in or to such Stock Appreciation Rights.

6.3              Notwithstanding anything to the contrary contained in this Agreement, in connection with a Change in Control, all or a portion of the SAR Value payable to any Participant pursuant to the Plan or any Award Agreement may be held back in an escrow account (on a pro rata basis among the Participants and the holders of Common Stock based on the aggregate consideration to be received by the Participants and the holders of Common Stock pursuant to the transaction giving rise to such Change in Control) for purposes of satisfying the Participants’ and the holders of Common Stock’s obligations under the applicable documents relating to such Change in Control. To the extent any Participant is or becomes entitled to receive any amounts payable to the Participant from such escrow account, such payments shall be paid on the same schedule and under the same terms and conditions as apply to payments to holders of Common Stock in accordance with Treasury Regulation 1.409A-3(i)(5)(iv)(A); provided, however, that no such payment shall be made to any Participant later than the date which is five (5) years after the date of consummation of such Change in Control.

6.4              Withholding. The Corporation has the right to deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld and any other deductions applicable to such payment. Except for the amount so withheld, the Participant or beneficiary shall be liable for any and all other taxes due with respect to amounts paid pursuant to the Plan. If the Corporation fails to withhold the required taxes for any reason, the Corporation may require the Participant to promptly remit to the Corporation sufficient cash to satisfy all applicable withholding taxes.

6.5              Designation of Beneficiary. The Participant shall designate a beneficiary by completing and signing a beneficiary designation form and delivering it to the Corporation. The Participant shall have the right to change a beneficiary by completing, signing and otherwise complying with the terms of the beneficiary designation form. A beneficiary designation shall be valid only if actually received by the Corporation. In the event the Participant fails to designate a beneficiary or the named beneficiary does not survive the Participant, then the payments shall be made to the personal representative of the Participant’s estate.

6.6              No Acceleration or Redeferral. No payment under this Plan or any payment in substitution for a payment under this Plan shall be accelerated or deferred except as provided in this Plan.

7.            Determination of Value of Stock Appreciation Rights.

7.1              Value of Stock Appreciation Rights. In the event of a Payment Event, the total value to be paid and/or delivered, as applicable, to a Participant in respect of the Stock Appreciation Rights held by such Participant shall be an amount (such amount the “SAR Value”) equal to the number of Stock Appreciation Rights held by such Participant multiplied by the following amount:

(A)             the SAR Fair Market Value, less

(B)              the Grant Date Value of each Stock Appreciation Right as set forth in the Award Agreement pursuant to which such Stock Appreciation Right was granted.

In connection with a Payment Event, each Participant shall be entitled to receive, in each case to the extent applicable, the following

(A)             an amount in cash equal to (x) a fraction, (i) the numerator of which is the amount of cash paid to all of the holders of Capital Stock in connection with the Payment Event, and (ii) the denominator of which is Total Consideration, multiplied by (y) the SAR Value; and

(B)              a number of equity securities with a value equal to (x) a fraction, (i) the numerator of which is the fair market value of any equity securities delivered to the holders of Capital Stock in connection with the Payment Event and (ii) the denominator of which is the Total Consideration, multiplied by (y) the SAR Value.

For the avoidance of doubt, each outstanding Stock Appreciation Right shall automatically terminate immediately prior to a Payment Event, and, except for a Participant’s right to receive the SAR Value in respect of any such terminated Stock Appreciation Right in connection with such Payment Event in accordance with this Section 7.1 (and any other rights that may be granted to a Participant pursuant to any agreement related to the transaction giving rise to such Payment Event), each such Participant shall have no further rights with respect thereto.

8.            Amendment and Termination of the Plan.

8.1              Amendment. The Board may alter or amend the Plan from time to time without obtaining the approval of any Participant; provided, however, that except as provided in Section 4.3 and Section 9.9, no amendment to the Plan may alter, impair or reduce the number of Stock Appreciation Rights granted or the Grant Date Value of the Participant’s Stock Appreciation Rights under the Plan prior to the effective date of such amendment without the written consent of the affected Participant.

8.2              Termination. The Board may at any time terminate the issuance of Stock Appreciation Rights; provided that such termination does not alter, impair or reduce the number of Stock Appreciation Rights granted or the Grant Date Value of the Participant’s Stock Appreciation Rights under the Plan prior to the effective date of such termination without the written consent of the affected Participant.

9.            Miscellaneous.

9.1              Related Agreements. As a condition to the receipt of benefits hereunder, each Participant may be required to execute related agreements, which may include but are not limited to, a noncompetition, confidentiality, nonsolicitation, noninterference, or nondisclosure agreement with the Corporation. The specific provisions of such related agreements shall be determined by the Board. In the event of any breach of such agreement, the Participant shall be subject to the forfeiture and clawback provisions in accordance with Section 5.3.

9.2              Non-transferability. Stock Appreciation Rights granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and will not be subject to execution, attachment or similar process.

9.3              Voting and Dividend Rights. No Participant is entitled to any voting rights, to receive any distribution with respect to Stock Appreciation Rights or, except as provided in Section 4.3, to have the value of his or her Stock Appreciation Rights credited or increased as a result of any other distribution contribution with respect to the Capital Stock of the Corporation.

9.4              Changes in Corporation Capital and Structure. Nothing in this Plan or any Award Agreement shall limit or restrict the authority and power of the Board, the Corporation and its members to make changes to the number or kind of equity securities including by reason of a recapitalization, merger, exchange of shares, reorganization and the like, or to consider or reject any proposal or transaction that might result in a Change in Control, or to take or refrain from any act or exercise of its or their respective rights under federal or state law.

9.5              No Employment Rights. No employee has any claim or right to be granted Stock Appreciation Rights under the Plan. Neither the Plan nor any action taken hereunder may be construed as giving any employee any right to be retained as the employee of the Corporation or any of its subsidiaries.

9.6              Effect of Plan on Other Compensation Programs. The establishment of this Plan shall not affect any other compensation or incentive plan or program in effect for the Corporation or any of its subsidiaries nor shall this Plan be construed to limit the right of the Corporation or any of its subsidiaries to establish any other forms of incentives or compensation for any employees of the Corporation or any of its subsidiaries.

9.7              Unfunded Status; Subordination. The Plan will at all times be entirely unfunded and no provision will at any time be made with respect to segregating assets of the Corporation for payment of any benefits hereunder. No Participant or other person will have any interest in any particular assets of the Corporation by reason of the right to Stock Appreciation Rights under the Plan and any such Participant or other person will have only the rights of a general unsecured creditor of the Corporation with respect to any rights under the Plan.

9.8              No Trust or Fiduciary Status. Nothing in this Plan shall establish any trust or similar arrangement with regard to the rights of the Participant, nor shall the Corporation or any officer, employee or service provider become a fiduciary with respect to this Plan for purposes of the Employee Retirement Income Security Act of 1974, if applicable, or any state trust laws.

9.9              Successors. This Plan shall be binding upon, and shall inure to the benefit of the Corporation and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Corporation’s assets and business.

9.10          Arbitration of Claims. Except as otherwise provided in Section 2.8, any disputes arising under or relating to the Plan, Award Agreement or Stock Appreciation Rights shall be determined by a single arbitrator selected by the Participant from a list of three qualified American Arbitration Association (AAA) arbitrators with at least five years’ experience in employment law selected by the Corporation. Such arbitration shall be conducted in accordance with the Rules of Commercial Arbitration of the AAA in the city of the registered office of the Corporation.

9.11          Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the state of Florida.

Dated: October 18, 2019	AerSale Holdings, Inc.

/s/ Robyn Mandel
By: Robyn Mandel
Its: SVP Legal & General Counsel/Secretary

[Signature Page to A&R SARs Plan]

AMENDED AND RESTATED

AERSALE HOLDINGS, INC. STOCK APPRECIATION RIGHTS PLAN

STOCK APPRECIATION RIGHTS AWARD AGREEMENT

In accordance with the Amended and Restated AerSale Holdings, Inc. Stock Appreciation Rights Plan (the “Plan”), notice is hereby given that AerSale Holdings, Inc. (“Corporation”) hereby grants to the Participant, as of the Grant Date, the number of Stock Appreciation Rights identified below at the Grant Date Value of each such Stock Appreciation Right as set forth below.

Participant:

Social Security No:

Grant Date:

No. of Stock Appreciation Rights:

Grant Date Value:

Notwithstanding the foregoing, Stock Appreciation Rights are subject to forfeiture and/or claw back in the event of a breach of [name of related agreement], or as otherwise stated in Section 5 of the Plan.

The Stock Appreciation Rights granted hereby are subject to certain additional terms and conditions set forth in the Plan. A copy of the Plan is on file with the Secretary of the Corporation and by acceptance of this Award Agreement the Participant agrees to and accepts this award subject to the terms of the Plan.

Dated:	AERSALE HOLDINGS, INC.

By:

Title:

Dated:	PARTICIPANT: